Exhibit 99.1

For Immediate Release

Contact:

William W. Ranson

Chief Financial Officer, Treasurer

and Secretary

804-273-1160

wranson@1capitalbank.com

First Capital Bancorp, Inc.

Reports Earnings for the Second Quarter of 2007

July 26, 2007, Glen Allen, Virginia. First Capital Bancorp, Inc. (the “Company”) (Nasdaq symbol: FCVA) announced today earnings for the three months ended June 30, 2007 of $362 thousand or $0.18 per diluted share, compared to $402 thousand or $0.21 per diluted share for the same period in 2006. Earnings for the first six months of 2007 amounted to $712 thousand or $0.36 per diluted share, compared to earnings of $778 thousand or $0.41 per diluted share for the same period in 2006.

The decrease in net income was due to the additional cost associated with the growth of the Bank which includes the opening and staffing of two new branches, one in the third quarter of 2006, and one in the first quarter of 2007, coupled with the hiring in the first quarter of 2007 of a Private Client Group Leader and a Business Banking Group Leader, both of whom have established relationships in the Richmond market.

The Company’s net interest margin was 3.36% during the first six months of 2007, compared to 3.48% during the 2006 six month period. For the quarters ended June 30, net interest margin was 3.36% for the three month period ended June 30, 2007 as compared to 3.44% during the 2006 three month period. Net interest income increased 18.6% to $2.2 million from $1.9 million for the quarter ended June 30, 2006. For the six months ended, net interest income increased 17.6% to $4.3 million from $3.6 million for the six months ended June 30, 2006. This increase in net interest income is attributable to the 25.8% growth of the loan portfolio from $180.0 million at June 30, 2006 to $226.5 million at June 30, 2007. Interest-bearing liabilities increased 12.6% from $225.0 million at June 30, 2006 to $253.3 million at June 30, 2007.

Noninterest income increased $104 thousand, or 121.5% for the quarter ended June 30, 2007 compared to the comparable period in 2006. For the six months ended June 30, 2007, noninterest income increased 96.9% to $356 thousand from $181 thousand for the comparable period in 2006. This increase was due to growth in fees on deposits and fees on mortgage loans.

Noninterest expense increased $498 thousand or 40.7% for the three months ended June 30, 2007 as compared to the same period in 2006 and $873 thousand or 36.1% for the six months ended June 30, 2007. The majority of the increase is attributable to the expanded branch franchise and the key additions to the lending team. Consequently, the largest increases in noninterest expense occurred in salaries and employee benefits of $368 thousand for the three months ended June 30, 2007 and $619 thousand for the six months ended June 30, 2007 as compared to the comparable periods in 2006. With the addition of two new branches since June 30, 2006, occupancy expense has increased $40 thousand for the quarter ended June 30, 2007 and $72 thousand for the six months ended June 30, 2007.

The Company’s asset quality continues to remain strong. Delinquent loans at June 30, 2007, more than 30 days but less than 89 days, were $1.2 million. Non-performing assets were one foreclosed single family real estate property valued at $154 thousand. The provision for loans losses increased 9.9% to $252 thousand for the six months ended June 30, 2007 and the allowance totaled $2.1 million at June 30, 2007.

Stockholders’ equity totaled $31.3 million at June 30, 2007, which represented a book value of $11.11 per share. The Company closed a stock offering of 1,020,000 shares at $15.75 per share in June 2007; bringing total shares outstanding to 2,816,021. At June 30, 2007, the Company exceeded all regulatory capital requirements.

First Capital Bancorp, Inc. President and CEO, Bob Watts, noted “the past nine months have represented the greatest investment in the future of this franchise, to date. Included in this time period was the successfully completed and widely supported capital stock offering. The combination of two recent office openings, the addition of key in-market senior lenders and our newly increased legal lending limit should all have a significant positive impact going forward. As a team, we could not be more excited about the year ahead and attacking the industry challenges of compressed net interest margins and changing markets. We’re well positioned to do both.”

The Company currently operates six branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, in the Forest Office Park in Henrico County and at the James Center in downtown, Richmond, Virginia.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share amounts)

Balance Sheet Data:
	June 30, 2007	December 31, 2006
	(Unaudited)
Total assets	$286,990	$257,241
Loans, net	226,507	199,751
Deposits	219,044	194,302
Borrowings	34,265	44,848
Stockholders’ equity	31,298	15,659
Book value per share	$11.11	$8.71
Total shares outstanding	2,816,021	1,796,021

Selected Operating Data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Interest income	$4,821	$3,676	$9,325	$6,994
Interest expense	2,607	1,808	5,046	3,354

Net interest income before provision for loan losses	2,214	1,868	4,279	3,640
Provision for loan losses	130	123	252	229
Noninterest income	189	85	356	181
Noninterest expense	1,721	1,224	3,293	2,420

Net income before provision for income taxes	552	606	1,090	1,172
Income tax expense	190	204	378	394

Net income	$362	$402	$712	$778

Income per share
Basic	$0.19	$0.22	$0.38	$0.43

Diluted	$0.18	$0.21	$0.36	$0.41

Selected Performance Ratios:
Return on average assets	0.53%	0.72%	0.54%	0.72%
Return on average equity	7.88%	11.25%	8.38%	11.02%
Net interest margin	3.36%	3.44%	3.36%	3.48%
Efficiency	71.61%	62.66%	71.04%	63.33%

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